November 15, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (518) 447-8068

Alan P. Goldberg
President and Chief Executive Officer
First Albany Companies, Inc.
677 Broadway
Albany, NY 12207

	Re:	First Albany Companies, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 15, 2005
		File No. 0-14140

Dear Mr. Goldberg:

	We have completed our review of your filings referred to above and have no further comments at this time.




Sincerely,



      	Amit Pande
             				    Assistant Chief Accountant